UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

March 29, 2007
(Date of report)

March 23, 2007
(Date of earliest event reported)

Sotheby’s
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1334 York Avenue New York, NY		10021
(Address of principal executive offices)		(Zip Code)

(212) 606-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

        From time to time in the ordinary course of business, Sotheby’s (the “Company”) will guarantee to consignors a minimum price in connection with the sale of property at auction. The Company must perform under its auction guarantee in the event the property sells for less than the minimum price, in which event the Company must pay the difference between the sale price at auction and the amount of the auction guarantee. If the property does not sell, the amount of the auction guarantee must be paid, but the Company has the right to recover such amount through future sale of the property. In certain of these instances, the sale proceeds ultimately realized by the Company exceed the amount of any prior losses recognized on the auction guarantee. Additionally, the Company is generally entitled to a share of the excess proceeds if the property under the auction guarantee sells above a minimum price. The Company is obligated under the terms of certain guarantees to advance a portion of the guaranteed amount prior to the auction. In certain situations, the Company reduces its financial exposure under auction guarantees through auction sharing arrangements with unaffiliated partners. Partners may also assist the Company in valuing and marketing the property to be sold at auction.

        As reported in its Form 10-K for the year ended December 31, 2006, as of February 20, 2007, the Company had outstanding auction guarantees totaling $83.2 million. Subsequent to that date and through the date of this filing, the Company has entered into additional auction guarantees totaling $209.9 million. Included in this amount are a number of recent significant auction guarantees, which brought the Company’s aggregate outstanding auction guarantees to $293.1 million, the property relating to which had a mid-estimate sales price (1) of $324.1 million. The property related to such auction guarantees is being offered at auctions principally during the spring of 2007. As of March 29, 2007, $25.6 million of the guaranteed amount had been advanced by the Company.

(1)	The mid-estimate sales price is calculated as the average of the low and high pre-sale auction estimates for the property under the auction guarantee. Pre-sale estimates are not always accurate predictions of auction sale results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SOTHEBY’S

By:	/s/ Michael L. Gillis
Michael L. Gillis Senior Vice President, Controller and Chief Accounting Officer

Date:	March 29, 2007